Exhibit 21 - Subsidiaries of the Small Business Issuer

Subsidiary Name	State or Other Jurisdiction of Incorporation	Names under which subsidiary will do business
DEL Explorations Ltd.	British Columbia, Canada	DEL Explorations Ltd.